Filed Pursuant to Rule 433
Registration No. 333-138755
333-138755-01
Final Term Sheet
July 5, 2007
Textron Financial Corporation
$10,000,000 Fixed Rate Notes due 2037

Issuer:	Textron Financial Corporation
Issue of Securities:	Medium-Term Notes, Series F due July 17, 2037
Principal Amount:	$10,000,000
Trade Date:	July 5, 2007
Settlement Date:	July 17, 2007
Maturity Date:	July 17, 2037
Price to Public:	100.000%
Issue Price:	100.000%
Proceeds to Issuer:	$10,000,000
Coupon:	6.20%
Interest Payment Dates:	The 17th day of each month beginning August 17, 2007 subject to the Following Business Day Convention
Optional Redemption:	The Notes can be initially redeemed for 100% of their principal amount on July 17, 2012 and semi-annually on the 17th of each
January and July (after initial redemption date) with 10 calendar days notice.
CUSIP:	88319QL68
Agent:	Merrill Lynch & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-500-5408.
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